Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES
1st QUARTER 2006 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 12, 2006 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2006.

EST reported sales for the first quarter 2005, of $487,833 compared to $583,006 for the same quarter in 2005. Gross revenues for the first quarter of 2006 decreased to $499,263, compared with gross revenues of $589,330 in the first quarter of 2005. The Company recorded a Net Loss for the first quarter of 2006 of $30,000, or $0.01 per share, compared with Net Income of $24,719 or $0.01 per share for the first quarter of 2005.

Selected Statement of Operations Information Summary (Unaudited)
	Three Months Ended
	March 31 2006	March 31 2005
Sales	$ 487,833	$ 583,006
Other Revenues	11,430	6,324
Gross Revenues	$ 499,263	$ 589,330
Net income (loss) before tax	(55,148)	37,325
Net Income (loss)	(30,000)	24,719
Weighted average common shares outstanding	5,150,834	5,253,050
Basic Earnings (Loss)per Share	$(0.01)	$ 0.01
Diluted Earnings (Loss) per Share	$(0.01)	$ 0.01

Selected Balance Sheet Information (Unaudited)
	March 31 2006	December 31 2005
Cash and cash equivalents	$ 888,144	$ 651,265
Total current assets	2,782,808	2,764,889
Property & equipment (net)	210,727	184,025
Total assets	3,007,539	2,994,581
Total current liabilities	181,267	176,137
Long-term debt	-0-	-0-
Stockholders' equity	2,741,912	2,759,144

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM